Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Rodney Young
Chief Financial Officer
(510) 456-4128

STEMCELLS, INC. PROVIDES BUSINESS UPDATE AND REPORTS THIRD QUARTER 2011 FINANCIAL RESULTS

NEWARK, Calif., November 1, 2011 – StemCells, Inc. (NASDAQ: STEM), a leading stem cell company developing and commercializing novel cell-based therapeutics and tools for use in stem cell-based research and drug discovery, today provided a business update and reported financial results for the third quarter ended September 30, 2011.

“As our quarterly results show, we are making real progress in containing our expenses and cash burn, and I am pleased to report that we are also making significant progress in the clinic with our HuCNS-SC® cells,” said Martin McGlynn, President and CEO of StemCells, Inc. “We successfully dosed the first patient in our spinal cord injury trial and are on track to complete dosing of the first patient cohort this year. In our PMD trial, we have conducted a review of interim data with the clinical investigators at UCSF and are cautiously optimistic that changes we are seeing in patient MRIs are consistent with early development of new myelin in the regions in which the cells were transplanted. Obviously, we must await the final results of the trial before definitive conclusions can be drawn. I am also pleased to report that there have only been two SAEs in this trial to date, both of which appear unrelated to the cells or the procedure. We anticipate being able to report final study results in Q2 of next year.”

Third Quarter and Recent Business Highlights

Therapeutic Product Development

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In September 2011, the first patient in our breakthrough Phase I/II trial in chronic spinal cord injury was successfully transplanted with our proprietary HuCNS-SC cells. The clinical trial is being conducted at Balgrist University Hospital, University of Zurich, a world leading medical center for spinal cord injury and rehabilitation, and is designed to assess both safety and preliminary efficacy.

USA	Europe
7707 Gateway Blvd	Minerva Building 250, Babraham Research Campus
Newark, CA 94560 USA	Cambridge CB22 3AT United Kingdom
T +1 (510) 456-4000 • F +1 (510) 456-4001	T +44 (0) 1223 499160 • F +44 (0) 1223 499178

www.stemcellsinc.com

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In September 2011, the California Institute of Regenerative Medicine (CIRM) approved our application for a “Disease Team Therapy Development Planning Award,” making us one of only four companies to be awarded a planning grant. The grant, totaling approximately $100,000, will help fund our plans to develop our HuCNS-SC cells in Alzheimer’s disease by enabling us and our collaborators to prepare and submit an application for a “Disease Team Therapy Development Research Award.” Each Research Award may be up for to $20 million payable over four years, and the CIRM plans to approve and fund Research Awards in mid 2012.

Tools and Technologies Programs

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In July 2011, researchers from the Company and their collaborators published a study in which the Company’s commercially available SC Proven serum-free cell culture media was used for the reproducible and robust production of large numbers of genetically stable, self-renewing cells that retain true multi-potent biological function over extended culture periods. This work overcomes a key hurdle to the use of non-immortalized cells for regenerative medicine, and demonstrates the utility of human tissue-derived neural stem cells as a scalable platform for cell-based drug discovery and drug screening applications.

Other Business Activities

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In July 2011, we relocated our corporate headquarters and U.S.-based research and development operations to Newark, California. The new facilities comprise newly constructed, custom designed laboratory and office space, and houses the majority of our U.S. workforce. The move also significantly reduces the Company’s annual facility lease and operating expenses.

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In July 2011, following the affirmative vote of our stockholders at our Annual Meeting, we effected a one-for-ten reverse stock split which reduced the number of shares outstanding from approximately 139 million to approximately 13.9 million.

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In July 2011, we received notification from The NASDAQ Stock Market that we had regained compliance with the minimum bid price requirement needed to continue listing on the NASDAQ Global Market. The NASDAQ Listing Rules require our stock to evidence a closing bid price of $1.00 per share or more for ten consecutive days.

Third Quarter Financial Results

For the third quarter of 2011, the Company reported a net loss of $4,334,000, or $(0.31) per share, compared with a net loss of $5,552,000, or $(0.44) per share, for the third quarter of 2010. Loss from operations in the third quarter of 2011 was $6,163,000, which was 12% lower when compared to the $7,001,000 loss from operations in the third quarter of 2010.

Total revenue during the third quarter of 2011 was $224,000, compared to $254,000 in the same period of 2010. Revenue from product sales in the third quarter of 2011 was $182,000, which was a 40% increase compared to the same period of 2010. This growth was driven by both increased unit volumes and new product launches in the Company’s SC Proven media and reagents business. Revenue from licensing agreements and grants was $41,000, which was a 67% decrease compared to the previous year primarily due to the completion and termination of several projects funded by grants.

Total operating expenses in the third quarter of 2011 were $6,326,000, compared to $7,218,000 in the third quarter of 2010. In the third quarter of 2011, selling, general and administrative expenses totaled $1,733,000, which was a 14% decrease compared to the same period of 2010, while research and development expenses totaled $4,524,000, or 13% lower than in the third quarter of 2010. The significant reduction in operating expenses quarter over quarter was primarily attributable to the reduction in force effected in May 2011.

Other income in the third quarter of 2011 was $1,829,000, compared to $1,449,000 in the third quarter of 2010. This increase was primarily due to a decrease in the estimated fair value of warrant liability.

Cash, cash equivalents and marketable securities at September 30, 2011 totaled $12,534,000, compared with $19,899,000 at December 31, 2010. For the nine-month period ended September 30, 2011, net cash used in operating activities was $16,846,000, which was 14% lower than the same period in 2010.

Conference Call

StemCells will host a live conference call and webcast today, November 1, at 4:30 PM Eastern Time (1:30 PM Pacific Time) to discuss its financial results and recent business activities. Interested parties are invited to listen to the call over the Internet via the Investors section of the Company’s website at http://investor.stemcellsinc.com/phoenix.zhtml?c=86230&p=irol-irhome. An archived version of the webcast will be available for replay on the Company’s website beginning approximately two hours following the conclusion of the live call and continuing for a period of 30 days.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders. Clinical trials are currently underway in spinal cord injury and in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children. In addition, the Company plans to file an IND by year-end 2011 to initiate a clinical trial of HuCNS-SC cells in the dry form of age-related macular degeneration, and is also pursuing preclinical studies of its HuCNS-SC cells in Alzheimer’s disease and stroke. StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand, and is developing stem cell-based assay platforms for use in pharmaceutical research, drug discovery and drug development. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”); the timing and prospect associated with beginning to detect potential clinical benefit from the use of the Company’s HuCNS-SC cells; the prospect for continued clinical development of the Company’s HuCNS-SC cells in CNS disorders; the prospect for growth in the Company’s product sales; the timing and nature of the final data from the Company’s Phase I clinical study in PMD; the timing of patient dosing and possible outcomes of the Company’s Phase I/II clinical study in spinal cord injury; the Company’s ability to apply for, and possibly secure in 2012, funding from the California Institute of Regenerative Medicine; the adequacy of our existing supply of HuCNS-SC cells to complete our ongoing and planned clinical trials; and the timing and prospects associated with filing an IND to initiate a clinical trial in age-related macular degeneration. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including uncertainties with respect to the fact that additional trials will be required to confirm the safety and demonstrate the efficacy of the Company’s HuCNS-SC cells for the treatment of spinal cord injury, PMD or any other condition; uncertainties about whether myelination formed by donor cells, if any, will have any biologic effect; uncertainties about whether preliminary data in any Phase I clinical study will prove to be reproducible or biologically meaningful in any future clinical study; risks whether the FDA or other applicable regulatory agencies will permit the Company to continue clinical testing in spinal cord injury, PMD or in future clinical trials of proposed therapies for other diseases or conditions such as age-related macular degeneration; uncertainties about the design of future clinical trials and whether the Company will receive the necessary support of a clinical trial site and its institutional review board to pursue future clinical trials in spinal cord injury, PMD, age-related macular degeneration, or in proposed therapies for other diseases or conditions; uncertainties regarding the potential for the Company to grow its SC Proven business and to advance the development and commercialization of stem cell-based assays for drug discovery and development; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations, including such operations of the Company for non-therapeutic applications, and to conduct the research, preclinical development and clinical trials necessary for regulatory approvals; uncertainties about the Company’s ability to secure funding from any governmental agency, such as the California Institute of Regenerative Medicine; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; uncertainties regarding whether results in preclinical research in animals will be indicative of future clinical results in humans; uncertainties regarding the Company’s manufacturing capabilities given its increasing preclinical and clinical commitments; uncertainties regarding the validity and enforceability of the Company’s patents; uncertainties as to whether the Company will become profitable; and other factors that are described under the heading “Risk Factors” disclosed in Part I, Item 1A in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in its subsequent reports on Form 10-Q and Form 8-K.

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StemCells, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended September 30		Nine months ended September 30
	2011	2010	2011	2010
Revenue:
Revenue from licensing agreements and grants	$41	$124	$163	$409
Revenue from product sales	182	130	516	319

Total revenue	223	254	679	728
Cost of product sales	60	36	167	105

Gross profit	163	218	512	623

Operating expenses:
Research and development	4,524	5,201	15,104	15,096
Selling, general and administrative	1,733	2,018	5,912	6,889
Wind-down expenses	69	—	259	291

Total operating expenses	6,326	7,219	21,275	22,276

Loss from operations	(6,163)	(7,001)	(20,763)	(21,653)

Other income (expense):
Realized gain on sale of marketable securities	—	—	84	—
Change in fair value of warrant liability	1,697	1,228	6,500	5,184
Interest income (expense), net	(13)	(11)	(45)	(48)
Other income, net	145	232	107	230

Total other income (expense), net	1,829	1,449	6,646	5,366

Net loss	$(4,334)	$(5,552)	$(14,117)	$(16,287)

Basic and diluted net loss per share	$(0.31)	$(0.44)	$(1.02)	$(1.33)

Shares used to compute basic and dilutedloss per share*	14,009,341	12,709,172	13,831,749	12,201,532

*	Adjusted for 1 for 10 reverse stock split

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StemCells, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2011	December 31, 2010
	(unaudited)	(unaudited)
ASSETS:
Current Assets:
Cash & cash equivalents	$7,294	$19,708
Marketable securities	5,240	191
Other current assets	1,090	1,270

Total current assets	13,624	21,169

Property, plant and equipment, net	2,248	2,627
Goodwill and other intangible assets, net	4,674	4,874
Other assets, non-current	1,914	1,932

Total assets	$22,460	$30,602

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities	5,467	5,528
Fair value of warrant liability	172	6,672
Other non-current liabilities	2,846	2,921
Stockholders’ equity	13,975	15,481

Total liabilities and stockholders’ equity	$22,460	$30,602

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